[LETTERHEAD OF FAIRBANKS CAPITAL CORP.]



                           REPORT OF MANAGEMENT



We, as members of management of Fairbanks Capital Corp. (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Banks compliance with the minimum servicing standards as set forth in the USAP as of December 31, 2002 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2002; the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.



As of and for the same period, the Bank had in effect a fidelity bond in the amount of $38,000,000 and an errors and omissions policy in the amount of $10,000,000.

/s/    THOMAS D.                        /s/    ANTHONY OBOYLE
BASMAJIAN                               BEIRNE
Thomas D. Basmajian                     Anthony OBoyle Beirne
Chief Executive Officer                 Executive Vice President and
Fairbanks Capital Corp.                 Chief Financial Officer
                                        Fairbanks Capital Corp

s/        BARBARA K. WING

Senior Vice President and Controller
Fairbanks Capital Corp





                                     2